Exhibit 99.1

Contact:   Neil Lefort
Vice President, Investor Relations
(630) 527-4344

MOLEX REPORTS RECORD REVENUE AND ORDERS
FOR 2006 FISCAL SECOND QUARTER AND

RAISES GUIDANCE FOR FULL YEAR

Lisle, IL, USA – January 19, 2006 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported record revenue and orders for its second fiscal quarter ended December 31, 2005.  In addition, the Company raised guidance for its fiscal year ending June 30, 2006.

Second Quarter Results

Revenue for the quarter ended December 31, 2005, was a record $697.3 million, an increase of 7.0% over the same period last fiscal year.  Revenue in local currencies rose 8.5%, as currency translation lowered net revenue by approximately $9.9 million, compared with last year’s second quarter.  Revenue for the December quarter increased 5.7% sequentially from the quarter ended September 30, 2005.

Net income for the December quarter was $58.5 million, or $0.31 per share, compared with $52.2 million, or $0.27 per share in the prior year quarter.  Included in the current quarter results was a restructuring charge of $6.5 million ($5.0 million after-tax or approximately $0.03 per share), relating to a previously announced restructuring program.

Revenue in the mobile phone market was very strong and increased 20% over last year’s second quarter, and 10% sequentially.  Revenue in the consumer market was also strong, increasing 12% over last year, and 11% sequentially.  Revenue in the automotive market increased 13% over last year, and was flat sequentially.  Revenue in the data products and industrial markets was flat, versus both the prior year and sequentially.

Revenue in the Far East South region, the Company’s largest region, was $235 million, an increase of 15% over last year’s second quarter in dollars, and a similar increase in local currencies.  In the Far East North region (Japan and Korea), revenue was $130 million, a decline of 3% in dollars and an increase of 2% in local currencies.  In the Americas region, revenue of $198 million rose 16%, the highest growth rate in several years.  In Europe, revenue of $117 million declined 9% in dollars and 3% in local currencies compared with last year’s second quarter.

Selling, general and administrative expense was $159.8 million for the December quarter, compared with $153.8 million for the prior year quarter and $161.4 million for the quarter ended September 30, 2005.  SG&A expense included a reduction of $2.7 million ($1.9 million after-tax or approximately $0.01 per share), due to factoring an account receivable that the Company had provided for in the September 2005 quarter.  SG&A expense also included the effect of adopting Financial Accounting Standards Board Statement No.123(R), Share-Based Payment, which increased expense by $2.9 million ($2.1 million after-tax or approximately $0.01 per share).

The effective tax rate for the quarter was 28.5%.  This tax rate is consistent with prior guidance, but higher than the 27.0% rate in the prior year quarter, primarily due to changes in the mix of earnings by country.

Martin P. Slark, CEO and Vice-Chairman commented, “We were very pleased with our financial results for the December quarter.  The mobile phone and consumer markets were very strong and had a significant impact on our revenue growth and profit improvement.  In these markets, our growth was partially driven by our new products and design wins at the leading manufacturers.   In the Americas, we were pleased with our growth in the distribution and medical electronics markets.  Our growth in automotive was primarily due to the introduction of new products.”

Slark continued, “Our restructuring efforts are moving forward.  We were pleased with the 40 basis point sequential improvement in gross profit margin, despite a difficult raw material cost environment.  A considerable number of our management initiatives are devoted to reducing manufacturing overhead and improving margins on an individual product basis.  While a portion of the gross margin improvement was due to increased revenue, especially in our higher profit markets, we believe our internal efforts are working and contributed to this improvement.”

Cash and marketable securities were $419.8 million at December 31, 2005, compared with $423.2 million at September 30, 2005 and $412.0 million at December 31, 2004.  As described below, during the December quarter the Company spent $45.0 million to repurchase its common stock.

Orders and Backlog

Orders for the second quarter were a record $703.4 million, an increase of 15.7% over the prior year December quarter, and an increase of 1.5% sequentially from the quarter ended September 30, 2005. The Company’s order backlog on December 31, 2005 was $297.5 million, compared with $285.7 million on December 31, 2004.  The December quarter backlog increased 3.3%, from $288.0 million on September 30, 2005.

Research and Development and Capital Spending

Research and development expenditures for the December quarter were $35.7 million, compared with $34.5 million for the same period last year.  Capital expenditures for the December quarter were $66.9 million, compared with $56.9 million for the same period last year.  Depreciation expense was $52.1 million, compared with $58.3 million for the same period last fiscal year.

Six-Month Results

Revenue for the six-months ended December 31, 2005 was $1.36 billion, an increase of 5.0% compared with the prior fiscal year.  Net income of $105.2 million, or $0.56 per share, increased 0.4% compared with last year’s net income of $104.7 million, or $0.55 per share.  Included in the current year results was a restructuring charge of $11.4 million ($8.7 million after-tax or approximately $0.05 per share), relating to the previously announced restructuring program.  For the six-months, currency translation had a minor impact on revenue, but decreased net income by $1.6 million.

March 2006 Third Quarter and Fiscal Year 2006 Outlook

The Company expects that revenue for the third fiscal quarter ending March 31, 2006, will be in a range of $690 to $710 million.  This represents an increase of 12% to 15% compared with last year’s third fiscal quarter.  The Company expects that earnings per share will be in a range of $0.28 to $0.30.  This represents an increase of 17% to 25% compared with last year’s third fiscal quarter.  This forecast includes an estimated restructuring charge of $4.5 million ($3.5 million after-tax or approximately $0.02 per share) related to the previously announced restructuring activity.

The Company now expects that revenue for the fiscal year ending June 30, 2006 will be in a range of $2.725 to $2.800 billion, compared with previous guidance of $2.675 to $2.750 billion.  Based on these revenue expectations, earnings per share are estimated to be in a range of $1.15 to $1.19, compared with previous guidance of $1.07 to $1.12.  These earnings per share expectations include a restructuring charge of approximately $20.0 million ($15.0 million after-tax or approximately $0.08 per share).

The Company now expects that capital spending for the fiscal year ending June 30, 2006, will be in a range of $240 to $250 million, compared with previous guidance of $220 to $240 million.  This increase is primarily focused on capacity constrained products, such as micro-miniature board-to-board connectors and flash memory card sockets.

Stock Buyback Actions

During the December quarter, the Company repurchased 1,230,000 shares of Class A Common Stock (MOLXA) and 480,000 shares of Common Stock (MOLX) at a total cost of $45 million.  The Company’s Board of Directors previously authorized the repurchase of up to an aggregate $250 million of common stock through December 31, 2006.  As of December 31, 2005, approximately $120 million was remaining under the current authorization.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated.  Forward-looking statements are based on currently available information and include, among others, the discussion under “March 2006 Third Quarter and Fiscal Year 2006 Outlook”.  These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company's actions or the demand for the Company's products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities.  Other risks and uncertainties are set forth in Molex’s documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2005.  Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Earnings Conference Call Information

A conference call will be held on Thursday, January 19, 2006 at 4:00 pm central.  Please dial (800) 603-3143 to participate in the conference call.  International callers please dial (706) 634-0917.  Please dial in at least five minutes prior to the start of the call and refer to conference ID 3103257.  Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com.  A 24-hour telephone replay will be available at (800) 642-1687 or (706) 645-9291 / conference ID 3103257.

The Company’s Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company’s website at www.molex.com

Investor Events

January 31, 2006 - The Molex Half Year meeting for analysts and investors will be at 9:00 am local time at the Sofitel Hotel, 45 West 44th Street, New York, NY.  Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com.  Attending from Molex will be:  Martin Slark, Vice Chairman and CEO, Dave Johnson, CFO, and Neil Lefort, VP, Investor Relations.  If you would like to attend, please send an email to chris.gutierrez@molex.com or call (630) 527-4447.

February 7, 2006  - The Company will present at the Thomas Weisel Partners Tech 2006 Conference in San Francisco

March 2, 2006  - The Company will present at the Prudential Mid-West Conference in Chicago

March 14, 2006 - The Company will host an open house at Molex de Mexico S.A. de C.V. in Guadalajara Mexico

March 15, 2006  - The Company will present at the Deutsche Bank Tech Conference in Miami

Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 60 plants in 19 countries on five continents.

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Editor’s note:  Molex is traded on the NASDAQ National Market System in the United States and on the London Stock Exchange.  The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	Dec. 31,	June 30,
	2005	2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$327,691	$309,756
Marketable securities	92,158	187,835
Accounts receivable, less allowances of $23,829 and $20,293, respectively	585,676	539,533
Inventories	312,518	290,100
Other current assets	40,369	46,839

Total current assets	1,358,412	1,374,063
Property, plant and equipment, net	991,989	984,237
Goodwill	154,200	143,872
Other assets	226,295	225,500

Total assets	$2,730,896	$2,727,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$256,756	$252,370
Accrued expenses	153,915	153,464
Other current liabilities	61,650	63,670

Total current liabilities	472,321	469,504
Other non-current liabilities	11,590	10,788
Accrued pension and postretirement benefits	69,881	67,063
Long-term debt and obligations under capital leases	8,925	9,975
Minority interest in subsidiaries	2,369	2,078

Total liabilities	565,086	559,408

Stockholders’ equity:
Common stock	10,863	10,796
Paid-in capital	395,946	400,173
Retained earnings	2,373,071	2,286,826
Treasury stock	(669,551)	(568,917)
Deferred unearned compensation	--	(31,910)
Accumulated other comprehensive income	55,481	71,296

Total stockholders’ equity	2,165,810	2,168,264

Total liabilities and stockholders’ equity	$2,730,896	$2,727,672

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,

	2005	2004	2005	2004

Net revenue	$697,348	$651,818	$1,357,163	$1,292,048
Cost of sales	455,390	430,298	889,019	845,246

Gross profit	241,958	221,520	468,144	446,802

Selling, general and administrative	159,753	153,763	321,170	309,048
Restructuring costs	6,517	--	11,387	--

Total operating expenses	166,270	153,763	332,557	309,048

Income from operations	75,688	67,757	135,587	137,754

Equity income	(3,402)	(3,151)	(6,511)	(5,180)
(Gain) loss on investments	(114)	646	(114)	1,358
Interest income, net	(2,659)	(1,399)	(4,972)	(2,324)

Other income, net	(6,175)	(3,904)	(11,597)	(6,146)

Income before income taxes and minority interest	81,863	71,661	147,184	143,900

Income taxes	23,331	19,355	41,947	38,884
Minority interest	29	60	63	286

Net income	$58,503	$52,246	$105,174	$104,730

Earnings per share:
Basic	$0.31	$0.28	$0.56	$0.55
Diluted	$0.31	$0.27	$0.56	$0.55

Dividends per share	$0.0500	$0.0375	$0.1000	$0.0750

Average common shares outstanding:
Basic	186,042	188,589	186,697	188,713
Diluted	187,648	190,506	188,387	190,616

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended December 31,

	2005	2004

Cash and cash equivalents, beginning of period	$309,756	$234,431

Operating activities:
Net income	105,174	104,730
Add non-cash items included in net income:
Depreciation and amortization	106,684	117,977
Stock-based compensation	12,695	7,575
Other non-cash charges	7,250	797
Changes in assets and liabilities, excluding effects of
foreign currency adjustments:
Accounts receivable	(52,446)	3,227
Inventories	(22,476)	(9,538)
Accounts payable	8,265	(20,302)
Other current assets and liabilities	7,267	(16,732)
Other assets and liabilities	5,516	(4,486)

Cash provided from operating activities	177,929	183,248

Investing activities:
Capital expenditures	(131,122)	(105,343)
Proceeds from sales of marketable securities	645,136	2,300,585
Purchases of marketable securities	(549,693)	(2,310,474)
Other investing activities	(17,617)	14,373

Cash used for investing activities	(53,296)	(100,859)

Financing activities:
Net decrease in debt	(2,519)	(392)
Cash dividends paid	(16,351)	(11,799)
Principal payments on capital leases	(1,401)	(1,713)
Exercise of stock options	9,185	5,002
Purchase of treasury stock	(95,114)	(23,615)
Reissuance of treasury stock	--	438

Cash used for financing activities	(106,200)	(32,079)

Effect of exchange rate changes on cash	(498)	12,903

Net increase in cash and cash equivalents	17,935	63,213

Cash and cash equivalents, end of period	$327,691	$297,644